EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of OXiGENE, Inc. for the registration of up to $75,000,000 of any combination of the securities described in the prospectus, either individually or in units, and to the incorporation by reference therein of our report dated March 30, 2015, with respect to the financial statements of OXiGENE, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 19, 2015